Exhibit - 10.37

AMENDMENT No. 8
Effective Date of Amendment No. 8: January 31, 2003

This AMENDMENT NO. 8 (“Amendment No. 8”) to that certain Portal Services Agreement dated effective as of October 28, 1999 (the “Agreement), is made by and between INKTOMI CORPORATION, a Delaware corporation (“Inktomi”), and MICROSOFT CORPORATION, a Washington corporation (“Customer”).

RECITALS

The parties desire to amend the Agreement on the terms and conditions provided herein; and

The parties hereby agree as follows:

AMENDMENT

1.	The following sentences shall be added to the end of Section 2.1.1:

“Notwithstanding anything to the contrary contained in this Agreement, the parties agree that with regard to Customer’s use of the Services and the search results generated thereby, Customer is under no obligation to provide any attribution to Inktomi or its parent company. Any attribution is at the sole discretion of Customer.”

2.	Section 2.2 of the Agreement will be deleted in its entirety and replaced with the following new Section 2.2:

2.2 Quality of Services and Additional Services. Throughout the Term of this Agreement, the Services and Inktomi Technology (including, without limitation, the Inktomi Search Engine) and all related features, functionality, performance, support and upgrades provided hereunder will substantially equal, with regard to both scope and quality, to those Inktomi provides other Inktomi customers. For clarity, the Inktomi Search Engine used to provide the Services will be substantially the same search engine as that used by Inktomi to provide similar service to other Inktomi customers and will include substantially the same features, database sizes, database freshness, and functionality that are generally offered by Inktomi to other Inktomi customers, but no less than the features, database sizes, database freshness, and functionality set forth on Exhibits A-1 and A-2. Inktomi will make available the latest versions of the Inktomi Search Engine on the Services at the same time Inktomi makes such versions available to other Inktomi customers. New Services and Inktomi Technology that are made generally available by Inktomi to its customers on a premium or non-premium basis will be offered to Customer no later than the same time they are offered by Inktomi to other Inktomi customers. Furthermore, upon request, Customer may request customized services to be provided by Inktomi which are not otherwise contemplated or provided for by this Agreement. Such customized services shall be mutually agreed upon by the parties and shall be set forth in the parties’ reasonable discretion, on an additional Exhibit to this Agreement, which upon execution, shall become binding between the parties. Such customized services, if provided pursuant to an additional Exhibit shall be provided in accordance with the rates, charges, terms and conditions of such Exhibit and the terms of this Agreement.

3.	The following sentences will be added to the end of Section 2.5 of the Agreement:

“In the event Inktomi develops new Services and Inktomi Technology that it uses, or licenses or provides separately on a premium basis to its customers, then Inktomi shall offer such features and functionality to Customer at most favored customer pricing as against other Inktomi customers who have entered into agreements with Inktomi for similar services and with similar

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contract terms as those described herein.

4.	Section 9.1 of the Agreement will be modified as follows (amendments in italics):

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2005. The parties may agree to renew the Agreement on mutually agreed upon terms.

5.	Section 9.4 is hereby deleted in its entirety and replaced with the following new Section 9.4

9.4 Termination Without Cause. Upon ninety (90) days prior written notice to Inktomi, Customer may terminate this Agreement in part (as detailed here) or in its entirety without cause. Termination by Customer of this Agreement as it applies to an individual territory will not affect any other territory and in such cases, the Agreement will remain in full force and effect with regard to the remaining territories. In addition, if Customer no longer wishes to receive either the General Search Services or the Site Search Services, upon ninety (90) days prior written notice to Inktomi, Customer may terminate such portions of this Agreement that relate to the General Search Services or the Site Search Services, as the case may be, provided, that if Customer elects to terminate the Site Search Services portion of this Agreement, Customer shall have no further obligation to pay monthly service fees following the date of such termination.

6.	Section 4 of Amendment No. Three to the Portal Service Agreement will be deleted and replaced with the following:

“To the extent offered by Inktomi, Customer shall have the option of receiving news content and search services through Inktomi’s “Moreover News Feed” service (the “Moreover News Feed Service”), or a successor service provided that the parties mutually agree upon such successor service. In the event Customer elects to receive or discontinue the Moreover News Feed Service or successor service, Customer shall so notify Inktomi in writing. Customer shall not be charged any additional fee or charge for receiving the Moreover News Feed Service. With regard to the Moreover News Feed, or any successor service, Inktomi will use commercially reasonable efforts to: (i) continue to include feeds from sources that were available from Moreover as of January 1, 2003; and (ii) have Moreover add the harvestable, supplementary feeds from the sources listed in Exhibit C within ninety (90) days of the Effective Date of this Amendment No. 8.

7.	A new Exhibit C is hereby added (see attached Exhibit C).

8.	For avoidance of doubt, if Inktomi pays another third party Paid Inclusion Fees that are more favorable than those provided to Customer under Amendment #2 of the Agreement and such more favorable Paid Inclusion Fees are offered by Inktomi to such third party as part of an agreement for similar services, with similar contract terms as those described under this Agreement, then Inktomi shall offer Customer the benefit of such more favorable Paid Inclusion Fees.

9.	Inktomi shall meet with Customer (at least once per calendar quarter) to discuss Inktomi’s roadmap indicating the new features and/or functionality that Inktomi may offer as part of the Services or on a premium basis to its third party customers.

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Defined terms herein have the same meaning as set forth in the Agreement, except as otherwise provided.

This Amendment No. 8 amends, modifies and supersedes to the extent of any inconsistencies, the provisions of the Agreement. Except as expressly amended by this Amendment No. 8, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 8 as of the Amendment No. 8 Effective Date set forth above. All signed copies of this Amendment No. 8 are deemed originals. This Amendment No. 8 does not constitute an offer by either party. This Amendment No. 8 is effective upon execution on behalf of Company and Microsoft by their duly authorized representatives.

INKTOMI CORPORATION	MICROSOFT CORPORATION

4100 E. Third Avenue, Mail Stop FC2-5 Foster City, CA 94404	One Microsoft Way Redmond, WA 98052-6399

(Sign)	(Sign)

/s/ Vishal Makhijani	/s/ John Krass
Name(Print)	Name(Print)

Vishal Makhijani	John Krass
Title GM	Title PVM

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